Exhibit 10.1

NON-COMPETITION AND NON-SOLICITATION AGREEMENT

Pursuant to this Non-Competition and Non-Solicitation Agreement (this “Agreement”), Atwood Oceanics, Inc. (the “Company”) hereby awards you the following, subject to the Atwood Oceanics, Inc. 2013 Long-Term Incentive Plan, as amended (the “Plan”) and any rules and regulations adopted by the Compensation and Human Resources Committee of the Board of Directors of the Company and conditioned upon your execution of this Agreement by May 25, 2016 (the “Date of Grant”). Terms used herein and not otherwise defined shall have the meaning set forth in the Plan.

1.	Non-Competition, Non-Solicitation and Confidentiality. You agree to the following restrictive covenants.

(a) Non-Competition. From Date of Grant through the second anniversary of the Date of Grant (the “Non-Competition Period”), you agree not to be employed by any person or entity in, or otherwise act or provide services as an executive, consultant, owner, shareholder, director, partner, agent, independent contractor, trustee, beneficiary, advisor, volunteer or in any other capacity engage in, or propose to engage in, any business which is primarily engaged in the offshore drilling and workover of oil and gas wells in any country (or its territorial waters) in which the Company (i) has offices, establishes offices or has definitive plans to locate an office or (ii) has provided offshore oil and gas drilling services, in each case during the Non-Competition Period or during the five-year period ended on the Date of Grant. Notwithstanding the foregoing, during the Non-Competition Period, nothing herein shall prohibit you from acquiring or holding, solely as a passive investment, not more than five percent (5%) of the outstanding shares of, or other interests in, any entity that is subject to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, or traded on a recognized exchange. This Section 1(a) shall continue in full force and effect after termination of your employment, unless your termination is by the Company for the convenience of the Company without Cause (as defined in Section 4(b) below).

(b) Non-Solicitation. From Date of Grant through the third anniversary of the Date of Grant, you agree that you will not either directly or indirectly, on your own behalf or on behalf of others, hire, solicit, induce, recruit or encourage any of the employees of the Company, its subsidiary or an affiliate (collectively, the “Company Group”) to leave their employment, or attempt to solicit, induce, recruit, or hire employees of the Company Group. This Section 1(b) shall continue in full force and effect after termination of your employment, unless your termination is by the Company for the convenience of the Company without Cause (as defined in Section 4(b) below).

(c) Confidentiality. You agree to keep this Agreement strictly confidential, and will cause your attorneys, accountants and others who need to see this Agreement to do likewise, except to the extent disclosure is necessary for tax, securities laws and regulations, stock exchange rules, or other legal purposes. You further agree that you will not, except as the Company Group may otherwise consent or direct in writing, reveal, sell, use, lecture upon, publish or otherwise disclose to any third party any Confidential Information or proprietary information of the Company Group, or authorize anyone else to do these things at any time whether during or subsequent to your employment with the Company Group. This Section 1(c)

shall continue in full force and effect after termination of your employment. You shall continue to be obligated under this Section 1(c) not to use or to disclose Confidential Information of the Company Group so long as it shall not be publicly available. Your obligations under this Section 1(c) with respect to any specific Confidential Information and proprietary information shall cease when that specific portion of the Confidential Information and proprietary information becomes publicly known, in its entirety and without combining portions of such information obtained separately. It is understood that such Confidential Information and proprietary information include matters that you conceive or develop, as well as matters you learn from other employees of the Company Group. Nothing in this Section 1(c) shall apply to or restrict in any way the communication of information by you to any state or federal law enforcement agency, so long as you use your best efforts to the extent reasonably practicable to provide prior notice to the Company thereof, and you will not be in breach of the covenants contained in this Section 1(c) solely by reason of testimony which is compelled by process of law. For purposes of this Agreement, “Confidential Information” shall mean information: (i) disclosed to or known by you as a consequence of or through your employment with the Company Group; (ii) not generally known outside the Company Group; and (iii) which relates to any aspect of the Company Group or their business, finances, operation plans, budgets, research, or strategic development. “Confidential Information” includes, but is not limited to, the Company Group’s trade secrets, proprietary information, financial documents, long range plans, customer information, employee compensation, marketing strategy, data bases, pricing and costing data, patent information, computer software developed by the Company Group, investments made by the Company Group, and any information provided to the Company Group by a third party under restrictions against disclosure or use by the Company Group or others.

(d) Relief. The Company shall provide you with written notice asserting any breach by you of any of the covenants contained in this Section 1. In the event of any such breach by you of this Section 1, (i) any unvested portion of the Award (as defined in Section 3(c) below) will immediately and automatically be terminated and forfeited in its entirety without consideration as of the date of such breach and (ii) the cash equivalent of the Award that has previously been paid to you prior to the date of such breach shall be paid by you to the Company, with the cash equivalent value of the Restricted Stock Units (as defined in Section 3(b) below) to be equal to the greater of the Fair Market Value of the shares of Common Stock at the date of receipt by you of such shares or the date of written notice from the Company asserting the breach. To the extent applicable, the restrictive covenants in this Section 1 shall survive the bankruptcy of the Company. You recognize and acknowledge that a breach of the covenants contained in this Section 1 will cause irreparable damage to the Company and its goodwill, the exact amount of which will be difficult or impossible to ascertain, and that the remedies at law for any such breach will be inadequate. Accordingly, you agree that in the event of a breach of any of the covenants contained in this Section 1, in addition to any other remedy which may be available at law or in equity, the Company will be entitled to specific performance and injunctive relief.

2.	Execution Consideration. In consideration for your agreement, by the Date of Grant, to the restrictive covenants in Section 1 of this Agreement, you will receive a lump sum cash payment equal to $ (the “Execution Consideration”), payable within 30 days following the Date of Grant.

3.	Vesting/Forfeiture.

(a) Cash Award. You are hereby granted the opportunity to receive $                (the “Cash Award”). Except as otherwise provided pursuant to Sections 1, 4 or 5, the Cash Award shall become vested on the second anniversary of the Date of Grant (the “Final Vesting Date”), and shall be payable in a lump sum within 30 days following the Final Vesting Date.

(b) Restricted Stock Units. You are hereby granted $                in restricted stock units, valued as of the closing price of the Company’s Common Stock, $1.00 par value, on May 25, 2016, evidencing your right, subject to the terms of this Agreement, to receive an equivalent number of shares of Common Stock, subject to adjustment as provided in Section 11 of the Plan and settled in accordance with Section 6 below (the “Restricted Stock Units”). Except as otherwise provided pursuant to Sections 1, 4 or 5, all Restricted Stock Units shall become vested on the Final Vesting Date.

(c) Forfeiture. If your employment with the Company Group terminates for any reason other than by reason of your death or Disability (as defined below), or by the Company for the convenience of the Company without Cause, the unvested portion of the Cash Award and the Restricted Stock Units shall be automatically forfeited on the date of your termination of employment. Furthermore, the Cash Award, the Restricted Stock Units and the Execution Consideration (collectively, the “Award”) is subject to forfeiture if the Committee determines, in its sole discretion, that you have taken any unlawful action that is detrimental to the Company, you have violated Company policy, or you have violated any of the terms of this Agreement.

4.	Termination of Employment.

(a) Death or Disability. If your employment with the Company Group is terminated by reason of your death during the two-year period beginning on the Date of Grant and ending on the Final Vesting Date (the “Vesting Period”) or if you become Disabled during the Vesting Period, the Award will automatically become fully vested on the date of your death or on the date of your Disability, as applicable. The Cash Award shall be paid within 30 days following the date of your death or on the date of your Disability, as applicable, and the Restricted Stock Units shall be settled in accordance with Section 6 below. For purposes of this Agreement, you are considered to be “Disabled” or have a “Disability” on the date that you become eligible for long-term disability benefits pursuant to the Company’s long-term disability plan.

(b) Termination for Cause. If your employment with the Company Group is terminated by the Company for Cause during the Vesting Period then, in addition to the forfeiture of the unvested portion of the Award pursuant to Section 3(c), you agree to immediately pay the Company an amount of cash equal to the sum of the Execution Consideration. Additionally, you will remain subject to the restrictive covenants described in Section 1. For purposes of this Agreement, “Cause” shall mean: (i) a material breach by you of the duties, obligations and responsibilities of your position with the Company Group (other than as a result of incapacity due to physical or mental illness) which is demonstrably willful and deliberate on your part, which is committed in bad faith or without reasonable belief that such breach is in the best interests of the Company Group and which is not remedied in a reasonable period of time after receipt of written notice from the Company specifying such breach, or (ii) your conviction of a felony involving moral turpitude.

(c) Termination for Convenience of the Company without Cause. If your employment with the Company Group is terminated by the Company for convenience of the Company without Cause during the Vesting Period, subject to your execution of the Waiver and Release (as defined in subsection (iii) below), you shall become vested in a pro rata portion of the Award on your termination date determined as described below.

i Cash Award. For the Cash Award, you will receive an amount equal to (A) the Cash Award multiplied by (B) a fraction the numerator of which shall be the number of days you were employed during the Vesting Period and the denominator of which shall be 730. Such payment shall be made within 60 days following your termination date.

ii Restricted Stock Units. For the Restricted Stock Units, you will become vested in the number of shares of Common Stock equal to (A) the Restricted Stock Units multiplied by (B) a fraction, the numerator of which shall be the number of days you were employed during the Vesting Period and the denominator of which shall be 730. Any fractional shares shall be rounded up to the nearest whole share. Such Restricted Stock Units shall be settled within 60 days following your termination date and otherwise in accordance with Section 6 below.

iii General Waiver and Release. The pro rata portion of the Award payable pursuant to this Section 4(c) is contingent on your timely execution without revocation of a general waiver and release of all claims against the Company Group and their officers and directors in the form provided to you by the Company (the “Waiver and Release”).

5.	Change of Control. Notwithstanding the provisions of Sections 3 or 4, in the event of a Change of Control, the Award shall automatically become fully vested and shall be payable within 30 days following the Change of Control. For purposes of this Agreement, a “Change of Control” means each of the following:

(a) the acquisition after the Date of Grant by any “person” (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of 20% or more of the combined voting power of the then outstanding capital stock of the Company entitled to vote generally in the election of directors (the “Outstanding Company Voting Securities”); provided, however, that the following acquisitions shall not constitute a Change of Control: (i) any acquisition directly from the Company, (ii) any acquisition by the Company, (iii) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any entity controlled by the Company, (iv) any acquisition approved by at least a majority of the members of the Incumbent Board (as such term is hereinafter defined) either prior to such acquisition or within five business days after the Company has notice of such acquisition, provided that, after such acquisition, such Person does not beneficial own more than 50% of the combined voting power of the Outstanding Company Voting Securities, or (v) any acquisition by any Person pursuant to a transaction which complies with clauses (A), (B) and (C) of subsection (c) of this Section 5;

(b) the first day on which individuals who, as of the Date of Grant, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a director subsequent to the Date of Grant whose election or appointment, or whose nomination for election by the Company’s shareholders, was approved by at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for purposes of this definition, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;

(c) the consummation of (x) a reorganization, share exchange or merger involving the Company or (y) a sale of all or substantially all of the assets of the Company and its subsidiaries taken as a whole (other than by way of reorganization, share exchange or merger) to any Person other than a subsidiary of the Company (a transaction referred to in clause (x) or (y) is referred to as a “Business Combination”), in each case, unless, following such Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the outstanding shares of common stock of the Company (the “Outstanding Company Common Stock”) and Outstanding Company Voting Securities immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding capital stock entitled to vote generally in the election of directors (or comparable governing persons) of the Company or an entity that, as a result of such Business Combination, owns, directly or indirectly through one or more wholly owned subsidiaries, the Company or all or substantially all of its assets (the “Resulting Entity”; such capital stock is referred to as the “Outstanding Successor Voting Securities”), (B) no Person (excluding any employee benefit plan (or related trust) of the Company or the Resulting Entity and excluding any Person that beneficially owns 20% or more of the combined voting power of the Outstanding Company Voting Securities prior to such Business Combination, provided that such Person’s percentage ownership of the combined voting power of the Outstanding Successor Voting Securities does not increase as a result of such Business Combination) will beneficially own, directly or indirectly, 20% or more of the combined voting power of the then Outstanding Successor Voting Securities, and (C) at least a majority of the members of the board of directors (or comparable governing body) of the Resulting Entity were members of the Incumbent Board immediately prior to consummation of such Business Combination; or

(d) the adoption of a plan relating to the complete liquidation or dissolution of the Company.

6.	Settlement and Delivery of Common Stock. Restricted Stock Units shall be settled by the delivery of shares of Common Stock; provided, however, that the Company may, in its sole and absolute discretion, settle all or any portion of the vested Restricted Stock Units in cash based on the Fair Market Value of the shares of Common Stock on the vesting date, and, in either case, such Restricted Stock Units shall be settled no later than 15 days following the applicable vesting date. In addition, upon the date of delivery of shares of Common Stock or cash in settlement of Restricted Stock Units, you shall also be entitled to receive a lump sum cash payment equal to the Dividend Equivalent Amount. Notwithstanding the foregoing, the Company shall not be obligated to issue any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement. For purposes of this award of Restricted Stock Units, “Dividend Equivalent Amount” means the sum of all cash dividends, if any, declared on shares of Common Stock you receive in settlement of Restricted Stock Units where the record date is after the Date of Grant, but prior to the date such shares of Common Stock are distributed to you.

7.	Transferability. You may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of any unvested Restricted Stock Units.

8.	No Right to Continued Employment. The Award shall not create any right to remain in the employ of the Company Group. The Company Group retains the right to terminate your employment at will, for due cause or otherwise. Your employment, as it relates to the Vesting Period, shall be deemed to continue during any leave of absence that has been authorized by the Company Group.

9.	Other Plans. Nothing herein contained shall affect your right to participate in and receive benefits under and in accordance with the then current provisions of any pension, insurance, profit sharing or other plan or program of the Company Group. For the avoidance of doubt, no portion of the Award shall be considered “Compensation” under the Atwood Oceanics 401(k) Retirement Plan or the Atwood Oceanics Benefit Equalization Plan or “Annual Salary” under your Executive Change of Control Agreement with the Company.

10.	Rights as Shareholder. You shall not be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock unless and until the Restricted Stock Units have been settled by the issuance of Common Stock to you. If, from time to time during the Vesting Period, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the unvested Restricted Stock Units shall be adjusted in accordance with the provisions of Section 11 of the Plan.

11.	Plan Governs. The Award and this Agreement are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under this Agreement. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan are hereby incorporated into this Agreement. In the event of a discrepancy between this Agreement and the Plan, the Plan shall govern.

12.	Withholding. You acknowledge that upon payment of the Execution Consideration and the Cash Award and settlement of the Restricted Stock Units, the Company Group shall comply with requirements to withhold federal or local tax with respect to the realization of compensation. If Common Stock is issued upon the vesting of the Restricted Stock Units, at the time of such issuance, the Company shall withhold from the Common Stock that otherwise would have been delivered to you, an appropriate number of shares of Common Stock necessary to satisfy the withholding obligation, and deliver the remaining shares of Common Stock to you. The distribution of shares of Common Stock described in Section 6 will be net of such shares of Common Stock that are withheld to satisfy applicable taxes pursuant to this Section 12. In lieu of withholding shares of Common Stock, the Committee may, in its discretion, authorize tax withholding to be satisfied by a cash payment to the Company, by withholding an appropriate amount of cash from base pay, or by such other method as the Committee determines may be appropriate to satisfy all obligations for withholding of such taxes.

13.	Code Section 409A; No Guarantee of Tax Consequences. The Award is intended to be (i) exempt from Section 409A of the Code (“Section 409A”) by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4), or (ii) in compliance with Section 409A, and the provisions of this Agreement will be administered, interpreted and construed accordingly. Notwithstanding the foregoing provisions of this Agreement, if you are a “specified employee” as such term is defined in Section 409A, any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A on account of separation from service (other than by reason of death) to you shall not be payable before the earlier of (i) the date that is 6 months after the date of your separation from service, or (ii) the date that otherwise complies with the requirements of Section 409A. The Company makes no commitment or guarantee to you that any federal or state tax treatment will apply or be available to any person eligible for benefits under this Agreement.

14.	Governing Law. The Plan and this Agreement shall be governed by, and construed in accordance with, the laws of the State of Texas, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or this Agreement.

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IN WITNESS WHEREOF, this Agreement has been executed and delivered by the parties hereto effective as of the Date of Grant.

ATWOOD OCEANICS, INC.

By:
Name: Walter A. Baker
Title: Senior Vice President, General Counsel and Corporate Secretary

EMPLOYEE

Name:

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